Exhibit 10.5

Certain terms have been omitted pursuant to Regulation S-K Item 601(a)(6). The Registrant agrees to furnish supplementally a copy of any of the terms to the SEC upon request.

FRANCHISE DEED

UNICO HK CORPORATION LIMITED

(Franchisor)

and

C& HOSPITALITY LIMITED

(Franchisee)

and

LUK, Siu Fung Mark（陸兆鋒）

(Guarantor)

_______________________________

Yakiniku 801

_______________________________

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Franchise Deed

This Franchise Deed is entered into and effective from the Effective Date set out in Schedule A:

between:	Unico HK Corporation Limited, a private company limited by shares incorporated in Hong Kong with Companies Registry number 2481945, having its registered office at Unit 1-3, 2/F., Chai Wan Industrial City, Phase 1, 60 Wing Tai Road, Chai Wan, Hong Kong (“Franchisor”);

and:	C& Hospitality Limited, a private company limited by shares incorporated in Hong Kong with Companies Registry number 3058178, having its registered office at Shop No. G1 & G3, Ground Floor, Site 11 (Treasure World), Whampoa Garden, Hunghom, Kowloon, Hong Kong (“Franchisee”); and

and:	LUK, Siu Fung Mark (陸兆鋒) (holder of HKID: [***]) of [***] (“Guarantor”).

RECITALS

A.	Franchisor is a subsidiary of Unico Co., Ltd., a company incorporated in Japan (“Unico Japan”).

B.	Franchisor and Unico Japan have carried on the business of operating Yakiniku Cuisine restaurants operating under various trade names and trademarks owned by Franchisor.

C.	Franchisor has recently developed the Trade Name and associated business design, system and strategy for launch in and introduction to Hong Kong to operate Yakiniku Cuisine restaurants in Hong Kong.

D.	Franchisor and Unico Japan have developed the Manuals and the Methods for the operation of the Franchised Business.

E.	The Guarantor is the sole director and sole shareholder of Franchisee, holding and beneficially owning all issued shares in the capital of Franchisee.

F.	The Franchised Business is a new franchise using only the Trade Name which Franchisor has developed as a separate and secondary brand in Hong Kong to the existing “Yakiniku Kakura” franchise.

G.	Franchisee wishes to enter into this Deed to conduct the Franchised Business and operate Franchise Restaurants at Franchise Locations, subject to the terms and conditions of this Deed.

THE PARTIES NOW AGREE:

1.	INTERPRETATION

The definitions and rules of interpretation in this clause apply in this Deed:

Confidential Information means information relating to the operation of the Franchised Business including, without limitation, the Manuals, the Methods, procedures and specifications, trade secrets, know-hows, vendors, vendor agreements, information about Franchisor and Unico Japan, and the operation of their businesses, information about suppliers and pricing, business plans, marketing plans, advertising programs, market research, information about customers, site evaluation and selection guidelines and techniques, and any information communicated in writing and through other means, including electronic media (e.g., internet, intranet, extranet, electronic memory devices, computer disk or video and audio tape) and all other information which is used in the Franchised Business which is derived from Franchisor and Unico Japan and which has value to Franchisor and Unico Japan.

Franchised Business means the business of operating Yakiniku Cuisine restaurants at Franchise Locations as a Franchise Restaurant under the Trade Name in accordance with the Manuals and the Methods and using the Licensed IPR and other Rights for this purpose.

Franchise Location means the location designated in the Schedule A at a site selected by Franchisee and approved by Franchisor.

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Franchise Deed

Franchise Restaurants means restaurants conducting the Franchised Business in accordance with this Deed.

Improvement Rights means rights to, or rights to apply in respect of, improvements, additions, adaptations, modifications, or alterations to any Intellectual Property.

Intellectual Property means all intellectual property rights, including:

(a)	(i) trademarks, service marks, business names, trade names; (ii) patents and inventions; (iii) artistic works (irrespective of artistic quality), aesthetic drawings, sketches, conceptual drawings, graphic work, CAD work, photographs, and charts; (iv) models, utility models, and prototypes; (v) specifications, instructions, blue prints, designs, diagrams, and plans; (vi) data, source codes and topography rights; (vii) patterns, features of shape, configuration, pattern or ornament; (viii) trade secrets, confidential information, and know how; and (ix) copyrights and moral rights;
(b)	rights in the nature of unfair competition rights, and rights to sue for passing off;
(c)	the benefit of know how, technical assistance, research, experimentation or development;
(d)	goodwill in respect of any Intellectual Property;
(e)	Registration Rights in respect of any Intellectual Property;
(f)	Improvement Rights in respect of any Intellectual Property; and
(g)	Renewal Rights in respect of any Intellectual Property.

Licensed IPR means the Trademarks, Trade Names and the Intellectual Property that is strictly related to the operation of the Franchised Business (including the Manuals and the Methods) which are licensed to Franchisee under clause 2.1.

Manuals means instructions, policies, procedures, standards, directions and guidelines developed, adopted, applied or communicated by Franchisor or Unico Japan for the operation of the Franchised Business in accordance with the Methods.

Methods means certain methods developed, adopted, applied or communicated by Franchisor or Unico Japan to operate restaurants offering Yakiniku Cuisine, including common use and promotion of the trade names and trademarks, distinctive format and standard of logos, designs, operational procedures, implementation plans, management guidelines, methods, advertising, personnel policies, trainings, specifications, style, settings, seating plans, menus, products, quality and service standards of menus, usage and management of products, ingredients, utensils.

Registration Rights means (a) registration or record of, or applications to register or record, any Intellectual Property; (b) rights to register or record, or to apply to register or record, any Intellectual Property; and (c) rights to claim priority for any Intellectual Property.

Renewal Rights means rights to, or rights to apply in respect of, renewals, extensions or revivals of any Intellectual Property.

Rights means the rights (including rights in respect of Licensed IPR) granted by Franchisor to Franchisee under clause 2.1.

Term means cumulatively, the Initial Term, the Renewal Term (if any), and any other period that this Deed is in force.

Trademarks means any trade names, trademarks, brand designs or logos and other similar proprietary rights as owned by or entitled to be used by Franchisor or Unico Japan, in connection with or for use in the course of the Franchised Business as designated in Exhibit A to this Deed for use by Franchisee during the term of this Deed and as supplemented substituted or modified after the date of this Deed by Franchisor.

Trade Name means “Yakiniku 801” or “焼肉（やきにく）801” trade names.

Yakiniku Cuisine means Japanese style roasted grilled and barbecued meats and other cuisine.

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Franchise Deed

2.	GRANT

2.1	In consideration of Franchisee duly observing and performing its obligations under this Deed, Franchisor grants to Franchisee an exclusive, non-transferrable and non-sublicenseable licence, right and franchise to use the Rights to operate Franchise Restaurants under the Trademarks and Trade Name at and from the Franchise Locations within the Franchised Area, subject to the terms and conditions of this Deed, solely for the purpose of conducting the Franchised Business, and Franchisee hereby accepts such grant.

2.2	This grant is conditional upon Franchisee continuing throughout the term of this Deed to be duly authorised and holding all licences to conduct the Franchised Business under the applicable laws and regulations of the Franchised Area.

2.3	Franchisor grants Franchisee the right to locate one Franchise Restaurant at each site as more fully described in Schedule A to this Deed.

2.4	Subject to compliance of Franchisee with its obligations under this Deed, Franchisor shall not grant any other person or entity a licence or other rights to operate the Franchised Business within the Franchised Area during the Term.

2.5	Nothing in this Deed shall prohibit Franchisor from using its Intellectual Property or any of the Rights to operate any business (including business that is similar to the Franchised Business) in the Franchised Area or any other location.

2.6	All rights which are not granted to Franchisee are reserved to Franchisor.

3.	RELATIONSHIP OF PARTIES

This Deed establishes a franchise relationship between Franchisor and Franchisee, each as an independent contractor. Neither party intends nor does this Deed create a fiduciary or delegator relationship, or a partnership or joint venture, or make Franchisee in any sense an agent, employee, beneficiary, affiliate, associate, or partner of Franchisor. Franchisee has no authority to and will not transact any business or enter into any contract in the name of Franchisor, make any representation or warranty on behalf of Franchisor, pledge the credit of Franchisor, create or assume in Franchisor’s name or on its behalf in any manner, directly or indirectly, any liability or obligation, express or implied, act as its agent or representative for any purpose whatsoever, or bind or oblige Franchisor. Franchisee shall not hold itself out as having any such authority, nor conduct itself in any manner so as to confuse, mislead or deceive anyone as to its relationship with Franchisor.

4.	TERM

4.1	Initial and Effective Date

The initial term of this Deed and the appointment and rights granted herein (the “Initial Term”) shall be fifteen (15) years commencing on the Effective Date set out in Schedule A to this Deed.

4.2	Commencement of Franchised Business

Upon execution of this Deed, Franchisee shall proceed diligently to fulfil all requirements to open and commence the Franchised Business for one Franchise Restaurant at Site 1 of the Franchise Location by the Commencement Date set out in Schedule A to this Deed. Franchisor shall cooperate with Franchisee as necessary to enable Franchisee to have all requirements attended to for the commencement of the Franchised Business. Commencement of the Franchised Business shall be subject to the prior written approval of Franchisor (not to be unreasonably delayed or denied), and no Franchised Business may be conducted by Franchisee until all requirements under this clause 4.2 are substantially fulfilled to the reasonable satisfaction of Franchisor.

4.3	Renewal Option

Upon the expiry of the Initial Term, Franchisor may, at its absolute discretion, grant Franchisee the right to renew the term of this Deed for a further single successive term of fifteen (15) years (the “Renewal Term”), provided that:

(a)	Franchisee has fully complied with the terms and conditions of this Deed and shall not be in breach of any provision of this Deed at the time of the right to exercise the renewal, and

(b)	Franchisee gives Franchisor notice of exercise of the right to renew no earlier than six (6) months, and no later than three (3) months, prior to the expiry of the Initial Term for which time will be of the essence.

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Franchise Deed

4.4	Deemed operation

If Franchisee operates the Franchised Business after expiry of the Initial Term without notice to or approval from Franchisor for any Renewal Term or after expiry of any Renewal Term, then in any such period:

(a)	Franchisee shall be deemed to be operating the Franchised Business on a month-to-month basis under the terms and conditions of this Deed;

(b)	all fees paid to Franchisor on a monthly basis shall be twice the amount designated in the expired agreement; and

(c)	Franchisor may at any time by written notice to Franchisee require Franchisee to cease operating the Franchised Business, in which case:

(i)	Franchisee shall cease operating the Franchised Business within one (1) month after that date of such written notice; and

(ii)	from the date of such written notice, Franchisee shall account for and pay to Franchisor on demand (y) all profits arising from the conduct of the Franchised Business after the date of such written notice; and (z) all legal costs incurred by Franchisor after the date of such notice in respect of the cessation of the Franchised Business or enforcement of rights under this Deed (including those incurred in obtaining an order of the court to prevent Franchisee from continuing to operate the Franchised Business).

5.	FEES

5.1	Initial Franchised Business Fee

Franchisor waives an Initial Franchised Business Fee.

5.2	Monthly Franchised Business Fee

Throughout the Initial Term and any Renewal Term, Franchisee agrees to pay to Franchisor a fee equal to three percent (3%) (the “Monthly Franchised Business Fee”) of all gross revenue and income of all Franchise Restaurants in each month. The Monthly Franchised Business Fee shall be paid by bank transfer to Franchisor in cleared funds without deduction or set off within thirty (30) days from the end of the month to which the fee relates.

6.	FRANCHISE AREA AND FRANCHISE LOCATION

The Franchise Area and the Franchise Location are detailed in Schedule A to this Deed.

7.	FRANCHISE RESTAURANTS STANDARD SPECIFICATIONS

Each Franchise Restaurant at each Franchise Location shall be equipped by Franchisee to Franchisor’s standard specifications and layout pursuant to the Manuals and the Methods. No changes or deviations from the Manuals and the Methods shall be made without Franchisor’s prior written approval (not to be unreasonably delayed or denied). Franchisee understands that the standards and specifications as illustrated in the Manuals as established and enforced by Franchisor are the essence of the Franchised Business and are for the purposes of maintaining standards of quality control among all Franchise Restaurants. In the event of a relocation of the Franchise Restaurants, the new Franchise Restaurants shall also be equipped and setup to Franchisor’s then standard specifications and layout.

8.	CONDITION OF FRANCHISE RESTAURANTS

Franchisee shall carry out maintenance, repairs and replacements as required to maintain the condition and appearance of the Franchise Restaurants pursuant to the Manuals and the Methods. Franchisee may be required during the Term to upgrade Franchise Restaurants to Franchisor’s then standards and specifications.

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Franchise Deed

9.	USE OF PRODUCTS

Franchisee shall purchase all equipment, supplies and materials (including the specialty sauce and other food ingredients) for use in the Franchised Business (the “Products”) from Franchisor or in accordance with and on the instructions of Franchisor. Franchisee must use all Products in accordance with the relevant instructions. Franchisee must provide Products under the Trademark if required by Franchisor. All Products must conform to Franchisor’s specifications.

10.	SUBSTANDARD SUPPLIES

In order to maintain standardization and consistency among all Franchise Restaurants, Franchisor reserves the right to require Franchisee to remove from use any items or supplies that do not conform to Franchisor’s specifications and quality control standards upon seventy two (72) hours’ written notice. If Franchisee fails to do so, then Franchisor may enter the Franchise Restaurants for the purpose of such removal. If Franchisor’s entry becomes necessary as a result of Franchisee’s failure to remove any such items from use, Franchisee shall reimburse Franchisor upon demand for its reasonable costs and expenses associated with such removal.

11.	[Not applicable]

12.	ADVERTISING AND MARKETING

12.1	Franchisor may provide Franchisee with advertising and marketing materials, including without limitation merchandising materials, sales aids, special promotions and similar advertising at a reasonable price, plus handling.

12.2	Franchisor shall provide, at the reasonable request of Franchisee but at the discretion of Franchisor, materials, information and assistance for advertisements, sales promotions, and/or publicity campaigns of the Franchised Business from time to time.

12.3	Subject to clauses 12.4, 12.5 and 12.6, Franchisor grants Franchisee the right to conduct the advertisement, sales promotion and/or publicity campaigns of the Franchised Business in such a manner that in the reasonable opinion of Franchisee are effective and suitable for the market in the Franchise Area.

12.4	Franchisee shall provide Franchisor with reports in such form and content and with such frequency as Franchisor requires in respect of the advertising and marketing activities of Franchisee in respect of the Franchised Business.

12.5	Franchisee shall submit (through the mail, return receipt requested) to Franchisor for its prior written approval (except with respect to prices to be charged), samples of all advertising materials to be used by Franchisee that have not been prepared or previously approved by Franchisor or its designated agents.

12.6	If Franchisor determines in its sole judgment or discretion that any advertising or promotional programs or materials used or planned by Franchisee are directly or indirectly injurious or prejudicial to Franchisor or any of its franchisees, or breaches any provisions of this Deed (including clause 18), Franchisee shall cease such advertising or promotion immediately upon notification by Franchisor.

13.	SERVICE QUALITY

During the Term, Franchisee shall operate, pursuant to the Methods, the Franchised Business in an orderly and businesslike manner and to comply with the format, standards, reasonable rules, and the Manuals as may be advised by Franchisor from time to time and maintain the quality of the service. Franchisee shall safely and hygienically store and preserve all materials or ingredients and Products for the Franchised Business. Franchisee agrees that any breach of the above quality control standards in respect of ingredients, materials, the Products, or any breach of the Manuals or the Methods in relation to the service provision, quality control, or the Products regarding the Franchised Business shall be grounds for making this Franchised Business non-exclusive, for reducing the exclusive Franchised Area, or termination of this Deed by Franchisor at its sole and absolute discretion.

14.	PAYMENT

All payments required to be made by Franchisee to Franchisor hereunder shall be paid by bank draft, money order, automatic pre-authorized payment plan, electronic funds transfer or such other method as Franchisor may reasonably specify, and shall be made in cleared funds without deduction or set off.

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Franchise Deed

15.	MATERIALS/ SERVICES

15.1	Franchisor shall provide the Manuals throughout the Term. The Manuals shall constitute the objective standards by which the performance of the Franchisee shall be assessed.

15.2	Franchisee shall maintain the Manuals on the premises of Franchise Restaurants throughout the Term. Franchisor shall surrender and deliver possession of the Manuals to Franchisor upon expiration or termination of this Deed.

15.3	Franchisee shall maintain the Manuals in a safe and secure location, with access to the Manuals limited to those officers or employees of Franchisee who need to know and need to access the Manuals for the conduct of the Franchised Business.

15.4	Franchisee shall operate the Franchised Business in strict compliance with the specifications, standards, procedures, systems, rules and regulations incorporated in the Manuals.

15.5	Franchisor may revise the Manuals from time to time, and Franchisee shall comply with all such matters as they may exist from time to time as though they were specifically set forth in this Deed as provisions hereto. The Manuals as revised from time to time are hereby incorporated into this Deed by this reference.

15.6	Franchisor may transmit a copy of the Manuals and any revisions by electronic-mail, internet, intranet or other electronic means. Franchisee shall not duplicate the Manuals by any means, including by electronic means, and shall return all electronic data storage devices including memory sticks, disks and any electronic versions of the Manuals to Franchisor upon expiration or termination of this Deed.

16.	REQUIRED REPORTS TO FRANCHISOR

16.1	Franchisee shall provide to Franchisor the audited financial statements of Franchisee within sixty (60) days following completion of Franchisee’s financial year.

16.2	Franchisee shall provide a written report to Franchisor within ten (10) days after each month during the Term setting out the gross revenue received by Franchisee in the preceding month, and the corresponding calculation of the Monthly Franchised Business Fee for the preceding month.

16.3	Franchisee shall provide Franchisor as soon as practicable with such additional information and documents Franchisor requests for the purpose of confirming or verifying the monthly revenue report of Franchisee or the calculation of the Monthly Franchised Business Fee.

16.4	Franchisee shall, in a manner satisfactory to Franchisor, and in accordance with generally accepted accounting principles in Hong Kong, maintain original, records, accounts, books, data, licenses, contracts and product supplier invoices which shall accurately reflect all particulars relating to Franchisee’s business and such statistical and other information or records as Franchisor may require.

16.5	Upon Franchisor’s request, Franchisee shall compile and provide to Franchisor any statistical or financial information regarding the operation of the Franchised Business, the products and services sold by it, or data of a similar nature (including, without limitation, any financial data that Franchisor believes that it needs to compile or disclose in connection with the sale of franchises or that Franchisor may elect to disclose in connection with the sale of franchises).

16.6	Franchisor and its authorised representatives shall have the right to examine, audit and take copies of such records, accounts, books and data, and consult employees of Franchisee during normal business hours to ensure that Franchisee is complying with the terms of this Deed. Franchisee shall provide Franchisor (and its auditors and other advisors) with all reasonable co-operation, access and assistance in relation to each audit and consultation.

16.7	If Franchisor determines that Franchisee has not accurately reported or paid the Monthly Franchised Business Fee, then in addition to all other rights and remedies of Franchisor, interest shall accrue on any underpayment at the rate of five per cent (5%) per annum from the date of such underpayment until the date of full payment and Franchisee shall immediately on demand pay Franchisor the amount of underpayment and all such interest.

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Franchise Deed

17.	VERIFICATION RIGHTS

Franchisor and any of its authorised representatives shall have the right at any reasonable time to enter the Franchise Restaurants or relevant offices at which the Franchised Business is conducted, and to inspect, review and verify whether the provisions of this Deed have been complied with.

18.	INTELLECTUAL PROPERTY

18.1	Franchisee shall operate the Franchised Business under its own name on purchase agreements, contracts with vendors, and all related or similar documents. However, Franchisee must always refer to the Franchised Business by using such Trademark in marketing/advertising as is directed by Franchisor. Franchisor shall have the right to request the amendment of Franchisee’s own corporate or firm name prior to Franchisee commencing the Franchised Business using the Licensed IPR.

18.2	Franchisee and Guarantor agree and acknowledge that:

(a)	all Licensed IPR shall solely vest in Franchisor;

(b)	all Licensed IPR shall at all times be and remain the sole and exclusive property of Franchisor;

(c)	neither Franchisee nor Guarantor, by reason of this Deed or otherwise, have acquired any right, title, interest or claim of ownerships in any Intellectual Property of Franchisor or Unico Japan;

(d)	neither Franchisee nor Guarantor has any claim, right or interest in the Intellectual Property of Franchisor or Unico Japan (or any part thereof) save as is expressly granted by this Deed, and

(e)	the Franchisee, or any entity associated with it, shall hold all goodwill generated by its operations under this Deed as bare trustee for the benefit of the Franchisor.

18.3	Franchisee hereby assigns and transfers, and agrees to assign and transfer, to Franchisor (or to its designated nominee):

(a)	all Intellectual Property which may arise from the performance of this Agreement;

(b)	all Intellectual Property and Improvement Rights which may arise in respect of the Methods or the Manuals; and

(c)	all goodwill accruing or arising from the Licensed IPR and from Franchisee’s operation of the Franchised Business.

18.4	Franchisee will execute all documents and do all things requested by Franchisor to evidence this assignment and transfer, at Franchisor’s request and cost, and all such documents will be in a form agreed by and acceptable to Franchisor.

18.5	Franchisor may use, license, change or exploit all Intellectual Property assigned and transferred by Franchisee to Franchisor as its Intellectual Property for itself and for any other person (including other franchised businesses) without any approval, notice or payment to Franchisee.

18.6	Franchisee irrevocably and unconditionally waives all moral rights in respect of any Intellectual Property assigned or transferred to Franchisor (or its designated nominee) under this Deed.

18.7	Nothing contained in this Deed shall be construed to prevent, limit or restrict Franchisor from licensing any other person or entity to use the Licensed IPR anywhere outside of the Franchised Area.

18.8	Franchisee shall execute and deliver any agreement or instruments as may be required by Franchisor in connection with Franchisee’s use of the Licensed IPR and Franchisee shall comply with all procedures and cooperate in all filings, which Franchisor considers necessary or desirable to preserve and protect the interest of Franchisor in the Licensed IPR, during the Term and after the expiration or termination of this Deed.

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18.9	Franchisee shall only use the Licensed IPR in the exact form prescribed by Franchisor, and Franchisee shall indicate to the public in the manner directed by Franchisor that the Licensed IPR is used by Franchisee under licence.

18.10	All copyright in the Manuals and Methods is expressly reserved to Franchisor, and no licence, right or authority is given by Franchisor to copy, amend or change the Manuals or Methods (or any part of them).

18.11	Franchisee shall not display any sign, use any advertising materials or media, or engage in any advertising or promotional programs using the Licensed IPR that may adversely affect Franchisor or be detrimental to its good name and reputation, or adversely affect any other businesses licensed by Franchisor. Franchisee shall not do anything in anyway, directly or indirectly, at any time during the Term or thereafter, to infringe upon, impair, weaken, damage, contest or be detrimental to Franchisor’s rights, title and interest in or to the Licensed IPR, or the reputation or goodwill associated with the Licensed IPR or the Franchisor, or the reputation or goodwill associated with the Licensed IPR or the Franchisor.

18.12	Franchisor shall be solely responsible for the commencement, conduct and expenses of any litigation or legal proceedings in relation to the protection of the Licensed IPR or other Intellectual Property of Franchisor under this Deed.

19.	INTELLECTUAL PROPERTY UNDERTAKINGS

Franchisee and Guarantor jointly and severally undertake and warrant that they shall:

(a)	not apply for, or obtain, registration of any Intellectual Property of Franchisor or Unico Japan or in respect of the Franchised Business in any jurisdiction (including Franchised Area) at any time;

(b)	not contest the ownership, title and rights of Franchisor or Unico Japan to their respective Intellectual Property;

(c)	not use the Licensed IPR or any confusingly similar words or colors as part of its own corporate or firm name or corporate or firm name of any corporation or other entity operating the Franchised Business pursuant to this Deed,

(d)	at the request of Franchisor, furnish Franchisor with information or materials which are necessary or helpful to establish or evidence Franchisor’s ownership of Intellectual Property, and the nature and scope of its rights therein (including but not limited to information regarding the Franchisee’s first and subsequent dates of use, proof of such use dates, information regarding the nature and extent of the Franchisee’s use, and actual specimens of use made by Franchisee in advertising, printed materials or other materials which are used in connection with the promotion of the Franchised Business and/ or Products); and

(e)	at all times use their best endeavours to protect and preserve the goodwill and image of the Trade Name and Trademarks and to conduct business in a manner consistent with good business ethics and consistent with the Manuals or directions given by Franchisor from time to time.

20.	DUTIES OF FRANCHISEE

20.1	[Not applicable]

20.2	Ongoing

Throughout the Term, Franchisee agrees to participate on an active basis in the management of the Franchised Business, and at Franchisee’s cost and expense, to:

(a)	conduct diligently and continuously the bona fide operations of the Franchised Business under the Trademarks and Trade Name in conformity in all respects with Methods at Franchise Restaurants during regular business hours.

(b)	provide Franchisor with any information, methods, forms, business practices, marketing ideas, advertising ideas, recruiting methods, and ideas or suggestions which Franchisee is using which may improve the operations of the Franchised Business all of which may thereafter be used by Franchisor and others designated by Franchisor without Franchisee’s approval or any compensation to Franchisee,

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Franchise Deed

(c)	operate the Franchised Business solely under the Licensed IPR in all advertising, webpages, classified telephone directories, promotion and communications material all in accordance with Franchisor’s policies,

(d)	operate the Franchised Business and supervise all employees so that the operation of the Franchised Business complies with all laws and regulations in the jurisdiction in which the Franchise Restaurant is located;

(e)	preserve, maintain and enhance the value of the Licensed IPR and the reputation and goodwill developed by Franchisor and its franchisees,

(f)	employ sufficient qualified staff and workers to ensure the smooth and efficient operation of the Franchised Business at the Franchise Restaurants, provide suitable training therefor so that the employees, staff and workers serve the customers in a courteous, polite and pleasant manner,

(g)	have the relevant employees acknowledge that the Confidential Information are proprietary information of Franchisor and comply with the obligations under clause [21],

(h)	ensure the employees, staff, and workers working at Franchise Restaurants wear such uniforms and in such a manner as may be advised by the Franchisor and such uniform shall at all times be in reasonable state of cleanliness and neatness,

(i)	promptly notify Franchisor of any changes in the employees with Franchisee,

(j)	participate in any meetings with Franchisor as may be convened at the direction of the Franchisor from time to time for reporting to the Franchisor of the operation of the Franchised Business and for receiving such guidelines and/or direction from the Franchisor,

(k)	maintain its books and records in the manner required by Franchisor and deliver to Franchisor, in accordance with its request, financial statements of the business of Franchisee prepared in Franchisor’s prescribed format and in accordance with general accepted accounting principles within ten (10) days following its request,

(l)	pay when due all taxes, accounts, liabilities and indebtedness incurred by Franchisee in the conduct of its business,

(m)	at all times maintain a list of all personal data collected (“Personal Data”) fully in compliance with this Deed and Personal Data (Privacy) Ordinance (Cap. 486) (“PDPO”),

(n)	ensure Franchisee has adequate finances, including working capital, to discharge Franchisee’s obligations under this Deed, to ensure that Franchisee is not in default of any bank loans and to provide Franchisor with written evidence of this from Franchisee’s banker on demand,

(o)	operate only the Franchised Business, and conduct no other business;

(p)	not conduct the Franchised Business in the operations of any other company, business entity or person (whether a subsidiary, affiliate or otherwise); and

(q)	at all times to act in utmost good faith towards Franchisor;

20.3	Commitment

Throughout the Term, Franchisee agrees not to:

(a)	operate another business at the Franchise Restaurant,

(b)	whether directly or indirectly, be engaged, concerned or interested in a business similar to or competitive with the Franchised Business whether as an owner, part owner, or operator of, or affiliated with the same, including holding a financial interest in such a business that may enable the Franchisee to influence its economic conduct (but excluding all other financial interests),

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(c)	use any Licensed IPR, the Manuals, the Methods or any other Intellectual Property of Franchisor or Unico Japan in relation to any documentation, merchandise, equipment, supplies, accessories, or other articles unless the same shall have been first submitted to and approved in writing by the Franchisor as meeting its standards of quality and utility,

(d)	sell or give away any Products to any third party or parties except for the immediate consumption for the promotional purpose at the Franchise Restaurant,

(e)	use any Intellectual Property or conduct its business in any manner that imposes any liability upon Franchisor or indicates the business is conducted by, or on behalf of, or subject to the direction of, Franchisor,

21.	GUARANTEE

21.1	In consideration of the granting of the license franchise and other rights to Franchisee hereinafter provided, Guarantor hereby irrevocably and unconditionally;

(a)	guarantees to Franchisor the punctual performance by Franchisee of all of the payment obligations assumes and/or expressed to be assumed by Franchisee under this Deed and undertakes with Franchisor that whenever Franchisee does not pay any amount when due under this Deed, Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(b)	undertakes to use his best endeavours to procure the strict observance and performance by Franchisee of each and all of its obligations contained or referred to in this Deed and undertakes to indemnify and keep indemnified Franchisor from and against all losses, costs and expenses (including legal expenses) which Franchisor may reasonably incur or sustain from or in relation to any breach or non-observance or non-performance of those obligations or incurred by Franchisor in respect of this Deed.

21.2	Guarantor hereby expressly waives any right he may have of first requiring Franchisor to proceed against or enforce any other rights or security or claim payment from any person before claiming from Guarantor hereunder. Likewise, Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this clause until all of the guaranteed obligations and any amounts payable under this clause have been paid and performed in full.

21.3	The obligations of Guarantor under this clause are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the documents relating to the obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this clause that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

22.	COMPLIANCE WITH LAWS

Franchisee shall operate the Franchised Business in compliance with all applicable laws of the Franchised Area.

23.	CONFIDENTIALITY

23.1	Franchisee and Guarantor hereby jointly and severally warrant to Franchisor that all Confidential Information obtained in connection with the Franchised Business shall be kept strictly confidential and that all Confidential Information disclosed or provided by Franchisor shall remain the property of Franchisor.

23.2	Franchisee and Guarantor hereby jointly and severally undertake to Franchisor that Franchisee and Guarantor shall:

(a)	not use the Confidential Information for any other purpose than for the purpose of operating Franchised Business;

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(b)	protect the Confidential Information against disclosure to third parties in the same manner and with the same degree of care, but not less than a reasonable degree of care, with which Franchisee protects confidential information of its own; and

(c)	limit circulation of the Confidential Information to such employees of Franchisee who have a need to know in connection with the operation of the Franchised Business, provided that such employees are also bound by the confidentiality obligation herein.

23.3	The confidentiality obligations under this clause 23 will apply indefinitely.

23.4	The obligations of this clause 23 shall not apply to information that:

(a)	is or becomes a part of the public domain through no act or omission of Franchisee;

(b)	was in Franchisee’s lawful possession prior to the disclosure and had not been obtained by Franchisee either directly or indirectly from Franchisor;

(c)	is lawfully disclosed to Franchisee by a third party without restriction on disclosure;

(d)	is required to be disclosed by law or other governmental authority; provided, however, that Franchisee shall first have given notice to Franchisor that a protective order, if appropriate, may be sought by Franchisor.

24.	REPRESENTATIONS AND WARRANTIES

24.1	Franchisor represents and warrants to Franchisee that:

(a)	it is a corporation duly incorporated and existing under the laws of Hong Kong and authorised to enter into this Deed and upon the execution and delivery of this Deed by the parties it will be a valid, binding obligation of Franchisor,

(b)	entering into this Deed will not violate, or constitute a breach of, any other agreement or commitment to which Franchisor is a party.

24.2	Franchisee represents and warrants to Franchisor that:

(a)	Franchisee is not obtaining this Franchised Business for any purpose other than to own and operate the Franchised Business and has no present intention to sell, transfer, assign or attempt to sell, transfer or assign the Franchised Business in whole or in part;

(b)	Franchisee is a legal entity duly incorporated and existing under the laws of Hong Kong and qualified to do business in Hong Kong and authorized to enter into this Deed and will procure such certificates, licences and permits necessary for Franchisee to carry on the business contemplated by this Deed; the individual executing this Deed on behalf of Franchisee is duly authorised to do so and upon the execution and delivery of the Agreement, it will be a valid, binding obligation of Franchisee ;

(c)	entering into this Deed will not violate, or constitute a breach of, any other agreement or commitment to which Franchisee is a party;

(d)	Franchisee understands and acknowledges the importance of the high and uniform standards of quality, appearance and service imposed by Franchisor in order to maintain the value of the Licensed IPR, the Manuals and the Methods, and the necessity of operating the Franchised Business in compliance with Franchisor’s standards and that Franchisee currently has the capability to meet those standards;

(e)	no representation, promise, guarantee or warranty or statement regarding profits or expected earnings of any kind were or have been made by Franchisor or by any person representing himself as an authorised agent, employee or representative of Franchisor to induce Franchisee to execute this Deed;

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(f)	neither Franchisor, nor any other person has guaranteed, represented or warranted that the use of the Rights or the Licensed IPR will result in the success or profitability of the Franchised Business, or has provided any sales or income projections of any kind to Franchisee;

(g)	the success of the Franchised Business is dependent upon the efforts of Franchisee and its officers and employees, and intend to devote his full business time to the operation of the Franchised Business;

(h)	Franchisee is or will be qualified and licensed to conduct the Franchised Business under the laws of the Franchised Area;

(i)	Franchisor has advised Franchisee to retain legal counsel to review this Deed and is aware that there are significant financial risks inherent in owning and operating the Franchised Business; and

(j)	all information furnished by Franchisee pursuant to, and statements of Franchisee in, the application of Franchisee related to the Franchised Business are true and correct.

25.	RECTIFICATION OF DEFAULTS

Franchisee shall promptly rectify all defaults or failures to perform any of its obligations under this Deed as specified elsewhere in this Deed upon receipt of written notice from Franchisor.

26.	FULL TIME AND BEST ENDEAVOURS

Franchisee shall devote its best endeavours to actively conduct the Franchised Business within the Franchised Area in accordance with the terms and conditions of this Deed.

27.	REQUIREMENTS REGARDING FRANCHISED RESTAURANTS

27.1	For the purposes of opening a Franchise Restaurant on or before the Effective Date, and opening such further Franchise Restaurants thereafter,

(a)	Franchisee shall at its own expenses engage an estate and property agent for the purpose of looking for such sites or locations or premises as may be designated by Franchisor for the operation of the Franchised Business of the new Franchise Restaurant after signing of this Deed.

(b)	Franchisee shall enter into such tenancy agreement with the landlord of the premises on such terms and conditions as may be approved by Franchisor.

(c)	the costs and expenses arising from or in connection with the location of suitable premises for the operation of the Business (including but not limited to the rent, promotion levy etc.) and related legal matters shall be borne by Franchisee absolutely.

27.2	If Franchisee fails to procure the entry into any agreement or obtaining possession of suitable premises for the opening of the new Franchise Restaurant on or before the Effective Date, this Deed shall be deemed to be terminated immediately upon the expiration thereof. All parties are thereafter discharged from further performance of the terms and conditions of this Deed but without prejudice of any claim by Franchisor against Franchisee for any antecedent breach.

27.3	Franchisee shall continuously use the Franchised Location premises only as and for the Franchised Business during the Term, unless agreed to prior to use by Franchisor in writing.

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28.	ASSIGNMENT BY FRANCHISEE

28.1	Franchisee and Guarantor jointly and severally undertake that, save for any transfers as part of any reorganisation in contemplation of any initial public offering process in Hong Kong or anywhere in the World:

(a)	neither Franchisee nor Guarantor shall sell, assign or encumber, all or any part of the assets and business of Franchisee;

(b)	Franchisee shall not issue any shares or other securities to any person other than Guarantor;

(c)	Guarantor shall not sell, transfer, encumber, grant, or otherwise dispose of the shares or securities of Franchisee or any interest therein;

(d)	neither Franchisee nor Guarantor shall sell, transfer, assign, encumber, create any trust over, or otherwise dispose of this Deed or any rights under this Deed. (each a “Transfer”).

28.2	Any attempted Transfer shall be null and void and constitute an immediate termination of this Deed, save for Transfers permitted above.

28.3	Franchisee shall not be released or relieved of any continuing obligation of confidentiality and non-competition under this Deed as the result of a Transfer or Franchisor’s consent to a Transfer. The consent to a Transfer by Franchisor shall be subject to the condition subsequent that the assignee (or an approved designee of assignee) completes the Training to the satisfaction of Franchisor and if the Training is not so completed the Transfer shall be null and void. If the Training is completed to Franchisor’s satisfaction and Franchisee and the assignee have satisfied all other conditions related to the Transfer the rights and obligations of Franchisee under this Deed shall inure to the assignee.

29.	FRANCHISOR ASSIGNMENT

Franchisor may assign, novate or transfer this Deed and all or any part of its rights and obligations hereunder at any time, to any person or entity, without the consent of Franchisee. The rights and obligations of Franchisor under this Deed shall inure to Franchisor’s successors and assigns.

30.	DEATH OR INCAPACITY OF GUARANTOR

In the event of the death or permanent incapacity or disability of Guarantor, Franchisee or its estate shall have the right to assign this Deed within ninety (90) days, subject to Franchisor’s reasonable conditions of assignment. Otherwise, Franchisee or its estate shall continue to perform the obligations of Franchisee under this Deed.

31.	NO ENCUMBRANCE OF FRANCHISE

Notwithstanding the foregoing, Franchisee shall not have the right to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in this Deed without the prior written consent of Franchisor, which may be withheld for any reason whatsoever.

32.	FRANCHISEE’S FIRST RIGHT OF REFUSAL

Unless otherwise agreed in writing, if i) Franchisee wishes to expand and open any Franchised Restaurants in the regions outside of Hong Kong and submits a request for expansion in writing to the Franchisor, or ii) Franchisor elects to expand and open a Franchise Restaurant in regions outside of Hong Kong and Japan, then the Franchiser shall service a written notice of first right of refusal (the “Notice of Right of First Refusal”) to the Franchisee. The Franchisee shall have a right of first refusal for a period of thirty (30) days from the date of the Notice of Right of First Refusal (the “Right of First Refusal Period”), within which to invest in such Franchised Restaurant on the same terms and conditions as offered to a third party. Where parties hereto failed to reach an agreement for such expansion within the Right of First Refusal Period, the Franchisor shall be free to enter into any agreement with any third parties with regard to any expansion of the Franchised Business and opening of the Franchised Restaurants in the said region.

33.	TERMINATION

33.1	If Franchisee breaches any of terms and conditions as herein provided (including breaches under clause 32.2) it shall promptly notify Franchisor in writing of such breach (the “Notice of Breach”).

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33.2	At any time after receipt of the Notice of Breach from Franchisee, or otherwise becoming aware of any breach of the terms and conditions of this Deed by Franchisee, Franchisor shall be entitled to give a written demand to Franchisee (the “Letter of Demand”) specifying the breach of any obligations to be performed and observed by Franchisee herein provided and requiring Franchisee to remedy or rectify the same within seven (7) days from the date of such demand, provided that in the event of occurrence of the events listed under clause 33.3, the Franchisor may terminate the Deed without serving the Letter of Demand pursuant to clause 33.3. If Franchisee fails to remedy or rectify the breach to the reasonable satisfaction of Franchisor, then Franchisor may (but not is obliged to) terminate this Deed by giving not less seven (7) days’ prior written notice to Franchisee. Franchisee acknowledges that it is the right but not the obligation of the Franchisor to exercise any rights conferred herein.

33.3	If, on the occurrence of any of the following events, Franchisor may (but is not obliged to) terminate this Deed summarily and without giving any prior notice to Franchisee:

(a)	Franchisee shall fail to pay any sum payable in accordance with Clause 5 above;

(b)	Franchisee shall fail to maintain a reasonable standard of the operation of Franchised Business in accordance with such reasonable instructions and advice by Franchisor so that in the opinion of Franchisor the goodwill and reputation of the Trade Name and Trademarks will be affected;

(c)	Franchisee shall carry on the Franchised Business not at a suitable location which may adversely affect the Trade Name and Trademarks;

(d)	Guarantor shall be adjudged bankrupt or a trustee in bankruptcy is appointed;

(e)	Franchisee enters liquidation either voluntary or compulsory (save for the purpose of reconstruction or amalgamation as may be reasonably approved by Franchisor) or a receiver shall be appointed in respect of the whole or any part of its assets or Franchisee shall make an assignment for the benefit of its creditors generally;

(f)	the event specified in clause 27.2 hereinabove;

(g)	the giving by Franchisee of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use or otherwise enjoy the use of the Licensed IPR;

(h)	any take-over reconstruction amalgamation merger or liquidation or winding up of Franchisee;

(i)	save for any transfers as part of any reorganisation in contemplation of any initial public offering process in Hong Kong or anywhere in the World, any change in the person or persons who owns or own a majority of the voting shares of and in Franchisee or otherwise has or have effective control of Franchisee; and

(j)	Guarantor ceases to hold or fails to maintain the legal and beneficial interest for (whether directly or indirectly)_at least fifty percent (50%) of the voting shares in issue by Franchisee , unless such decrease in shareholding by the Guarantor in the Franchisee was the result of any reorganisation in contemplation of any initial public offering process in Hong Kong or anywhere in the World.

Franchisee acknowledges that it is the right but not the obligation of the Franchisor to exercise any rights conferred herein.

33.4	On the termination of this Deed, Franchisee shall refrain from operating the Franchised Business and using the Licensed IPR as soon as practicable and not later than one (1) month. Franchisee shall cease to use and remove all identifying matters from the premises as Franchisor may direct effectively to distinguish the premises and such from its appearance as a designation for the operation of the Franchised Business under the Trade Name and Trademark and if Franchisee shall fail or omit to make or cause to be made such changes within seven (7) days after written notice then Franchisor and its authorised agents shall have the right to enter upon the premises and to make or cause to be made such changes in the premises at the expense of Franchisee which expense Franchisee shall indemnify and keep Franchisor indemnified upon demand.

33.5	The accrued rights and the liabilities of the parties hereto shall not be affected upon the expiration or termination of this Deed and shall be enforceable despite such expiration or termination.

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33.6	If Franchisee operates the Franchised Business after the receipt of the Notice of Breach by the Franchisor or receipt of the Letter of Demand by the Franchisee (as the case may be) but before Franchiser elects to terminate this Deed pursuant to clause 33.3 or 33.4 (as the case may be), then in any such period:

(a)	Franchisee shall be deemed to be operating the Franchised Business on a month-to-month basis under the terms and conditions of this Deed;

(b)	all fees paid to Franchisor on a monthly basis shall be twice the amount designated in the expired agreement; and

(c)	Franchisor may at any time by written notice to Franchisee require Franchisee to cease operating the Franchised Business, in which case:

(i)	Franchisee shall cease operating the Franchised Business within one (1) month after that date of such written notice; and

(ii)	from the date of such written notice, Franchisee shall account for and pay to Franchisor on demand (y) all profits arising from the conduct of the Franchised Business after the date of such written notice; and (z) all legal costs incurred by Franchisor after the date of such notice in respect of the cessation of the Franchised Business or enforcement of rights under this Deed (including those incurred in obtaining an order of the court to prevent Franchisee from continuing to operate the Franchised Business).

34.	COVENANT NOT TO COMPETE

34.1	In order to protect the Confidential Information, trade secrets and business connections of Franchisor, Franchisee and Guarantor hereby jointly and severally agree and undertake that they shall not, during the Term and for the period of one (1) year immediately after termination of this Deed, save for any businesses which are already in operation prior to the termination of this Deed, directly or indirectly:

(a)	in any manner whatsoever engage in any capacity in any business in Hong Kong in the restaurant, food and hospitality sector to conduct any style of Yakiniku Cuisines in Hong Kong for their own benefit or for the benefit of any person or entity; or

(b)	have any interest as owner, sole proprietor, stockholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business in Hong Kong in the restaurant, food and hospitality sector conducting any style of Yakiniku Cuisines in Hong Kong; provided, however, that Guarantor may hold, directly or indirectly, solely as an investment, not more than forty-nine percent (49%) of the securities of any entity notwithstanding the fact that such person or entity is engaged in a business competitive with the Franchised Business provided that the Guarantor covenants to comply with any terms of this agreement during the term of such investment.

34.2	Franchisor may, acting reasonably and in good faith, be entitled to damages to Franchisor’s business arising from a material breach of the provisions under this clause.

34.3	The Franchisee and the Guarantor hereby acknowledge and agree that the aforesaid restrictions are fair and reasonable for the protection of the lawful rights and interests of the Franchisor.

35.	FRANCHISEE’S OBLIGATIONS OF DISCONTINUANCE UPON TERMINATION

35.1	Upon the expiration or termination of this Deed for whatever reason:

(a)	Franchisee shall forthwith discontinue use of the Licensed IPR, the Manuals, the Methods, know-hows, any other proprietary information belonging to the Franchisor or any Confidential Information and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is, either directly or indirectly associated with the Franchised Business. Further, Franchisee shall not, use any trademark, name, logo, copyright, custom computer software, trade secret, confidential information, advertising, design, graphic, script, color combination, distinguishing feature or other element which is confusingly similar to or colorably imitative of those used by the Franchised Business.

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(b)	Franchisee acknowledges the proprietary rights as set out in this Deed and agrees to forthwith return to Franchisor all copies in its possession of the Manuals and all other Confidential Information and materials containing the same relating to the Franchised Business, or bearing the Licensed IPR.

(c)	Franchisee shall promptly pay to Franchisor, all sums of money, fees or other charges due (including unpaid fees for the Products) which are not validly disputed and have accrued to the date of termination or expiration, as applicable.

(d)	Franchisee shall take all necessary steps to disassociate any and all listings and advertising of Franchisee or their agents from Licensed IPR upon termination or expiration, as applicable. Further, Franchisee shall immediately upon termination or expiration, notify the company providing webpage service or telephone service to Franchisee of Franchisee’s termination or Franchisee’s right to use any webpage, telephone number and any regular, classified or other listing(s) associated with the Licensed IPR. Franchisor has the sole rights to and interest in all listings associated with the Franchised Business and any other Intellectual Property in respect of the Franchised Business.

(e)	Franchisee shall take whatever steps Franchisor requires to cancel Franchisee’s right to use any of Franchisor’s other property or materials including use of and access to Licensed IPR.

(f)	Franchisee shall not at any time thereafter make any disparaging or negative comments about Franchisor, the Franchised Business or do anything to damage Franchisor’s goodwill or reputation or interfere with Franchisor’s businesses or that of Franchisor’s other franchisees.

35.2	If Franchisee fails or refuses to comply with this section in a professional and expeditious manner, as well as all other obligations hereunder intended to survive termination or expiration of this Deed (including the non-disclosure, non-competition and indemnification covenants), then Franchisee agrees to pay Franchisor for any and all costs and expenses (including but not limited to auditors, legal advisors, and collection fees) incurred by Franchisor in an effort to effect compliance hereunder.

35.3	All obligations of Franchisee and Franchisor (including Guarantor) hereunder which expressly or by their nature survive the expiration or termination of this Deed shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

36.	FRANCHISOR’S RIGHT TO OPERATE

Upon expiration or termination of this Deed for whatever reason, Franchisor shall have the right to immediately establish, operate or franchise the Franchised Business anywhere within the Franchised Area.

37.	INDEMNITY

37.1	Franchisee and the Guarantor agree to collectively indemnify, keep indemnified and hold Franchisor and Unico Japan harmless against all loss and liability, as well as any depletion of goodwill and legal fees relating to such loss or liability, as a direct or indirect result of the Franchisee’s conduct of the Franchised Business, including arising out of, or in any way connected with:

(a)	Franchisee’s failure to comply with or the Franchisee’s acts or omissions in contravention of any applicable present and future authorisations, registrations, duties of care, codes of conduct, regulations, notices, permits, consents, approvals and licences issued, imposed or directed by any relevant body,

(b)	use of the Licensed IPR (or any other Intellectual Property) by Franchisee,

(c)	the deliberate act, negligent act, error or omission of Franchisee or of the Franchisee’s employees, agents or subcontractors,

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(d)	any breach of this Deed or direct or indirect failure by Franchisee or of the Franchisee’s employees or agents, to comply with any provision of this Deed,

(e)	Franchisee’s breach, negligent performance or non-performance of this Deed by Franchisee, Franchisee’s employees or agents,

(f)	the enforcement of this Deed,

(g)	any claim made against Franchisor by a third party for death, personal injury or damage to property arising out of or in connection with this Deed, to the extent attributable to the acts or omissions of Franchisee, Franchisee’s employees, agents or subcontractors, and

(h)	any claim made against Franchisor for actual or alleged infringement of a third party’s intellectual property rights arising out of or in connection with operating the Franchised Business.

38.	GENERAL

38.1	This Deed contains the entire agreement between the parties and contains all of the terms and conditions agreed upon by the parties with reference to the subject matter of this Deed. In entering into this Deed, neither party relies upon, nor shall have any remedy in respect of, any statement, representation, assurance or warranty (whether negligently or innocently made) that is not set out in this Deed. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties, and all prior agreements and understandings are superseded hereby. This Deed may only be modified by a written agreement signed by both Franchisor and Franchisee.

38.2	Nothing in this clause shall exclude or restrict the liability of any of the parties arising out of its pre-contractual fraudulent misrepresentation.

38.3	All headings and captions in this Deed are for reference only and in no way alter the meaning or content of this Deed. The Schedule form an integral part of this Deed.

38.4	In case any provisions of this Deed or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

38.5	Franchisor may bring action for injunctive relief in order to compel Franchisee to comply with its obligations under this Deed so as to preserve and protect its Intellectual Property and the Licensed IPR, and other proprietary rights under this Deed and to maintain the uniformity and integrity of the Franchised Business as called for under this Deed.

38.6	In the event of any default on the part of either party to this Deed, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable legal fees, incurred by the aggrieved party in any legal action or arbitration proceeding as a result of such default, plus interest at the highest rate allowed by law, accruing from the date of such default.

38.7	This Deed shall be governed by, construed and interpreted according to the laws of Hong Kong.

38.8	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

38.9	The terms and conditions or this Deed which by their nature require performance by Franchisee or others after assignment, expiration or termination shall remain enforceable notwithstanding the assignment, expiration or termination of this Deed.

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38.10	Franchisee agrees that it will not, on the grounds of alleged non-performance by Franchisor of any of its obligations hereunder, or in the event of dispute, or a claim of Franchisee, or for any other reason whatsoever, withhold payment of any amounts due to Franchisor.

38.11	Each party acknowledges that it has been advised to seek independent legal advice and has been given ample opportunity to do so.

38.12	No variation of this Deed (or of any of the documents referred to in this Deed) shall be valid unless it is in writing and signed by or on behalf of each party.

38.13	Any notice required or permitted to be given under this Deed shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by mailed by certified or registered mail, postage prepaid, addressed to Franchisor at its address as shown on the first page of this Deed; and to Franchisee at the Franchised Location address; or to such address as the respective parties may in writing advise.

38.14	Neither Franchisor’s failure to exercise or delay in exercising any power, right or remedy given to the Franchisor hereunder nor to insist upon strict compliance by Franchisee with any obligation hereunder nor any custom or practice of Franchisee or the Franchisor’s shall constitute any waiver of any of the Franchisor’s rights under this Deed. Franchisor’s waiver of any particular default by the Franchisee must be in writing and shall not affect or impair the Franchisor’s rights in respect of any subsequent default of any kind by either Franchisee nor shall any delay by Franchisor or omission of Franchisor to exercise any rights arising from any default by Franchisee affect or impair Franchisor’s rights in respect of the said default or any default of any kind. Any waiver of any rights by Franchisor will also operate as a waiver by Franchisee of any equivalent rights that either of them may have.

38.15	The submission of this Deed to Franchisee does not constitute an offer, and this Deed shall become effective only upon execution by both Franchisor and Franchisee.

38.16	This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Deed, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each party has executed at least one counterpart. Each party consents to the use of the electronic signature of the other party for the purpose of any demand, notice or other document served or delivered by the other party in connection with this Deed.

38.17	A person who is not a party to this Deed shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce or enjoy the benefit of any of its provisions.

IN WITNESS WHEREOF, this Deed was entered into on, and is effective from, the Effective Date set forth in Schedule A.

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Schedule A: Particular Terms

1.	Dates

1.1	Effective Date:	September 1st, 2022

1.2	Commencement Date:	September 1st, 2022

1.3	Expiry Date:	August 31st, 2037

1.4	First Monthly Franchised Business Fee:	On or before October 31st, 2022

1.5	Financial Year End:	March 31st

2.	Franchise Location:

2.1	Site 1:	G/F, 14 Granville Road, Tsim Sha Tsui, Kowloon, Hong Kong

2.2	Site 2:	Shop 321-323, 3/F, Tsuen Wan Plaza, 4-30 Taipa Street, Tsuen Wan, NT, Hong Kong

3.	Franchised Area:	Hong Kong S.A.R

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Execution Page

Franchisor

Executed as a Deed	)	/s/ Futoshi Ushijima
and delivered	)	Futoshi Ushijima
for and on behalf of	)	Direct
Unico HK Corporation Limited	)

/s/ Yuta Ushijima
Yuta Ushijima
Director
in the presence of:

/s/ Yoichi Suenaga
Yoichi Suenaga

Franchisee

Executed as a Deed	)	/s/ Luk Siu Fung Mark
and delivered	)	Luk Siu Fung Mark,
for and on behalf of	)	Sole Director
C& Hospitality Limited	)

in the presence of:
/s/ Ngai Ming Hon
Ngai Ming Hon

Guarantor

Signed, sealed and delivered	)	/s/ Luk Siu Fung Mark
by Luk Siu Fung Mark	)	Luk Siu Fung Mark
)

in the presence of:
/s/Ngai Ming Hon
Ngai Ming Hon

-Confidential-

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